Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS FOURTH-QUARTER RESULTS

2014 earnings-per-share guidance for the Florida Operations, net of Parent/other,

in a range between $1.00 and $1.05

2014 Consolidated Guidance in a range between $0.95 and $1.05

TAMPA, Fla. (Jan. 30, 2014) — TECO Energy, Inc. (NYSE:TE) today reported fourth-quarter 2013 net income of $42.0 million, or $0.20 per share, compared with $45.1 million, or $0.21 per share, in the fourth quarter of 2012. Net income from continuing operations was $42.1 million, or $0.20 per share, in the 2013 fourth quarter, compared with $45.6 million, or $0.21 per share, for the same period in 2012.

Fourth quarter non-GAAP results from continuing operations, which exclude $2.3 million of costs associated with the pending acquisition of New Mexico Gas Co. (NMGC), were $44.4 million, or $0.21 on a per-share basis.

Full-year 2013 net income was $197.7 million, or $0.92 per share, compared with $212.7 million, or $0.99 per share, in 2012. Net income from continuing operations was $197.8 million, or $0.92 per share, in the 2013 full-year period, compared with $246.0 million, or $1.14 per share, in 2012.

The 2013 fourth quarter and full-year cost of $0.1 million reported in discontinued operations was related to the 2012 sale of TECO Guatemala.

Full-year 2013 non-GAAP results from continuing operations, which exclude $6.2 million of costs associated with the pending acquisition of NMGC, were $204.0 million, or $0.95 on a per-share basis.

TECO Energy President and Chief Executive Officer John Ramil said, “I am very proud our team’s work to exceed expectations this past year. This quarter Tampa Electric realized the initial benefits of its September rate case settlement. The agreement provides strong visibility to our utility earnings through 2017, when we expect to have the Polk conversion project in service, and it provides the opportunity for our utilities to earn their allowed returns over the period. Our Florida utilities are experiencing good customer growth as the state and local economies continue to strengthen. At the same time, we are making progress on the regulatory approval required for our acquisition of New Mexico Gas, and we look forward to welcoming them to the TECO Energy family.”

Ramil went on to say, “We expect strong performance from Tampa Electric and Peoples Gas in 2014 and beyond. In 2014, we project that the combined earnings growth of our Florida utilities will exceed 13% as a result of the growing economy, attractive economics of using natural gas and Tampa Electric’s rate case.”

Non-GAAP Results

Non-GAAP results in the fourth quarter and full-year periods of 2013 exclude costs associated with the pending acquisition of NMGC. There were no non-GAAP adjustments to net income in the fourth quarter or full-year periods of 2012.

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The table below compares the TECO Energy GAAP net income with the non-GAAP measures used in this release. Non-GAAP results exclude charges and gains contained in the Results Reconciliation table later in this release. See the Non-GAAP Presentation section and Results Reconciliation table later in this release for a reconciliation to GAAP results and a discussion regarding this presentation of non-GAAP results and management’s use of this information.

All amounts included in the non-GAAP discussion below are after tax, unless otherwise noted.

	3 months ended Dec. 31		12 months ended Dec. 31
(millions)	2013	2012	2013	2012
Net income attributable to TECO Energy	$42.0	$45.1	$197.7	$212.7
Discontinued operations	(0.1)	(0.5)	(0.1)	(33.3)

Net income from continuing operations	42.1	45.6	197.8	246.0
Costs associated with the acquisition of NMGC	2.3	—	6.2	—

Non-GAAP results from continuing operations	$44.4	$45.6	$204.0	$246.0

Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains for the periods shown.

Segment Information

(millions)	3 months ended Dec. 31		12 months ended Dec. 31
	2013	2012	2013	2012
Net Income Summary
Tampa Electric	$39.8	$36.2	$190.9	$193.1
Peoples Gas System	7.6	7.1	34.7	34.1
TECO Coal	6.7	10.8	9.0	50.2
Parent & other	(12.0)	(8.5)	(36.8)	(31.4)

Net income from continuing operations	42.1	45.6	197.8	246.0
Discontinued operations	(0.1)	(0.5)	(0.1)	(33.3)

Total net income attributable to TECO Energy	$42.0	$45.1	$197.7	$212.7

All amounts included in the operating company discussions below are after tax, unless otherwise noted.

Tampa Electric

Tampa Electric’s net income for the fourth quarter of 2013 was $39.8 million, compared with $36.2 million for the same period in 2012. Results for the quarter reflected the benefits of the base rate settlement effective Nov. 1, 2013, a 1.8% higher average number of customers, higher energy sales primarily due to more favorable weather, and

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$1.0 million lower earnings on assets recovered through the Environmental Cost Recovery Clause (ECRC) due to a Florida Public Service Commission (FPSC) rule revising the return on investment calculation effective Jan. 1, 2013. Results reflected lower depreciation and interest expense, partially offset by higher operations and maintenance expenses. Fourth-quarter net income in 2013 included $1.9 million of Allowance for Funds Used During Construction (AFUDC) equity, which represents allowed equity cost capitalized to construction costs, compared with $1.0 million in the 2012 quarter.

Total degree days in Tampa Electric’s service area in the fourth quarter of 2013 were 2% above normal, and 18% above the 2012 period, which was very mild without normal heating or air conditioning load. Total net energy for load, which is a calendar measurement of retail energy sales rather than a billing-cycle measurement, increased 3.7% in the fourth quarter of 2013 compared with the same period in 2012. Pretax base revenues, which included $10 million of higher revenue as a result of the base rate settlement, were approximately $20 million higher than in the 2012 period. The quarterly energy sales shown on the statistical summary that accompanies this earnings release reflect the energy sales based on the timing of billing cycles, which can vary period to period. Sales to residential customers increased 8.6%, reflecting customer growth and more favorable weather. Sales to commercial customers increased in the fourth quarter of 2013 from an improving economy, and sales to industrial customers increased due to the economy and as a result of the reclassification of some commercial customers to the industrial category. Sales to lower-margin industrial-phosphate customers decreased as self-generation by those customers increased.

Operations and maintenance expense, excluding all FPSC-approved cost-recovery clauses, increased $11.3 million in the 2013 quarter, reflecting $8.2 million of higher accruals for performance-based incentive compensation for all employees based on achievement of financial goals and higher costs to operate and maintain the transmission and distribution systems. Depreciation and amortization expense decreased $2.2 million in 2013 primarily as a result of approximately $4.0 million of lower amortization on software retroactive to Jan. 1, 2013, due to the change in life for software agreed to in the base rate settlement, partially offset by depreciation of additions to facilities to serve customers.

Full-year net income was $190.9 million, compared with $193.1 million in the 2012 period, driven primarily by 1.5% higher average number of customers, energy sales essentially unchanged from 2012 levels, initial revenues associated with the rate case settlement, more than offset by higher operations and maintenance expenses. Earnings on assets recovered through the ECRC were $3.6 million lower, and AFUDC equity increased $3.7 million.

Full-year total degree days in Tampa Electric’s service area were 1% below normal, and 1% below the prior full-year period, reflecting generally milder weather early in the year. Pretax base revenue was $13 million higher than in 2012, primarily due to $10 million of higher base rates effective Nov. 1, 2013, and higher fourth-quarter energy sales.

Operations and maintenance expenses, excluding all FPSC-approved cost-recovery clauses, increased $19.4 million in the 2013 full-year period, reflecting the same factors as in the fourth quarter. Compared to the 2012 full-year period, depreciation and amortization expense increased $0.7 million, reflecting the impact of additions to facilities to serve customers, largely offset by lower software amortization expense in the fourth quarter. Interest expense decreased $11.1 million, due to lower long-term debt interest rates and balances and a lower interest rate on customer deposits.

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Peoples Gas

Peoples Gas System reported net income of $7.6 million for the fourth quarter, compared with $7.1 million in 2012. Fourth-quarter results in 2013 reflected slightly lower non-fuel operations and maintenance expense that included $1.5 million of higher accruals for performance-based incentive compensation for all employees based on achievement of financial goals, more than offset by lower general overhead costs. Depreciation and amortization was lower due to the same change in software amortization as at Tampa Electric. Average customer growth was 1.2% in the quarter, while therm sales decreased to residential customers due to mild weather. Sales to power generation customers and off-system sales decreased due to the expiration of two contracts with power generators, new participants in the market, and higher natural gas prices in 2013 compared to 2012.

Peoples Gas reported net income of $34.7 million for the full-year period, compared with $34.1 million in the same period in 2012. Non-fuel operations and maintenance expense increased $4.0 million compared to the 2012 period. Interest expense decreased $1.6 million, due to lower long-term debt interest rates and a lower interest rate on customer deposits. Results also reflect a 1.3% higher average number of customers and higher therm sales to all retail customer classes, due to more normal first quarter weather and better economic conditions. Sales to power generation customers and off-system sales decreased due to the same reasons as in the fourth quarter.

TECO Coal

TECO Coal reported fourth-quarter net income of $6.7 million on sales of 1.5 million tons, compared with net income of $10.8 million on sales of 1.4 million tons in the same period in 2012. In 2013, fourth-quarter results reflect an average net selling price, excluding transportation allowances, of almost $82 per ton, compared to almost $95 per ton in 2012. In the fourth quarter of 2013, the all-in total per-ton cost of sales was $79 per ton, compared with $85 per ton in the 2012 period. TECO Coal recorded a $1.4 million income tax benefit in the fourth quarter of 2013 that included a $1.3 million tax depletion benefit, and a $1.9 million benefit from the reversal of previously accrued state taxes, compared with a 19% effective income tax rate, or a $2.5 million tax expense, in the 2012 period. Results also include a $0.7 million benefit from the sale of idled facilities and equipment.

TECO Coal recorded full-year 2013 net income of $9.0 million on sales of 5.8 million tons, compared with $50.2 million on sales of 6.3 million tons in the 2012 period. The 2013 full-year average net selling price was almost $85 per ton, compared with $95 per ton in 2012. The all-in total cost of sales was $84 per ton, compared with $85 per ton in the 2012 period. The cost of sales in the first quarter of 2013 included some higher-cost tons from December 2012 inventory that included costs associated with personnel reductions and with idling certain mining operations. TECO Coal recorded a $3.6 million income tax benefit in 2013 that included a $3.7 million tax depletion benefit and the state tax reversal described above, compared with a 24% effective income tax rate, or a $15.7 million tax expense, in the 2012 period.

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Parent & other

The cost from continuing operations for Parent & other in the fourth quarter of 2013 was $12.0 million, compared with a cost of $8.5 million in the same period in 2012. The non-GAAP cost from continuing operations for Parent & other in 2013 was $9.7 million, compared with a cost of $8.5 million in 2012. Non-GAAP costs in 2013 excluded $2.3 million of costs associated with the pending acquisition of NMGC.

The 2013 full-year cost for Parent & other was $36.8 million, compared with $31.4 million for the 2012 period. The non-GAAP cost from continuing operations for Parent & other in 2013 was $30.6 million, which excluded $6.2 million of costs associated with the pending acquisition of NMGC, compared with $31.4 million in the 2012 period.

2014 Guidance

TECO Energy expects the Florida regulated utility operations, net of Parent/other, are expected to deliver earnings in a range between $1.00 and $1.05 in 2014, and expects consolidated 2014 earnings in a range between $0.95 and $1.05.

In the current coal market conditions, TECO Coal is expected to be about earnings breakeven for the year, and cash flow positive. A further deterioration in the coal markets could result in earnings losses. This guidance excludes any impact from the pending acquisition of NMGC. Revised guidance will be provided upon the closing of that acquisition and completion of related financing actions. TECO Energy expects earnings in 2014 to be driven by the factors discussed below.

Tampa Electric expects to earn in the middle of its authorized allowed ROE range of 9.25% to 11.25%, driven by approximately $50 million of higher base revenues in 2014 as a result of its September rate case settlement agreement. It expects customer growth of 1.5% and total retail energy sales growth about 0.5% lower than customer growth due to lower average customer usage. Operations and maintenance expenses are expected to be lower than 2013 actual amounts due to lower employee-related costs, lower storm damage expense accruals and lower pension expense driven by higher discount rate assumptions partially offset by increased expenses to operate the system and reliably serve customers. Depreciation expense is expected to be higher due to by the depreciation of normal additions to facilities to serve customers.

Peoples Gas expects to continue to earn above the middle of its allowed ROE range of 9.75% to 11.75% from moderate customer growth, in line with the trends experienced in 2013. It also expects to benefit from continued interest from customers utilizing petroleum and other fuel sources to convert to natural gas due to the attractive economics.

The expectations for both Tampa Electric and Peoples Gas assume normal weather for 2014.

TECO Coal has 80% of its expected sales contracted for 2014 and another 15% committed but unpriced, and 5% unsold. Total sales are expected to be between 5.5 million and 6.0 million tons, and are expected to be almost 70% specialty coal. The committed but unpriced tons are subject to price adjustments based on the quarterly benchmark prices. TECO Coal expects average selling prices for 2014 to be about $80 per ton based on current market conditions and the all-in cost of sales to be in a range between $79 and $83 per ton. The cash cost of sales, which excludes depreciation and allocated interest, is expected to be about $7 per ton below the all-in cost. In 2014, TECO Coal expects to record tax depletion tax benefits.

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New Mexico Gas Company Acquisition

As previously disclosed, TECO Energy must obtain approval for the acquisition from the New Mexico Public Regulation Commission (NMPRC) prior to closing the transaction. On December 2, 2013, the Hearing Examiner in the application for approval of the acquisition issued an order approving the motion filed by TECO Energy, Inc., New Mexico Gas Company, Inc., Continental Energy Systems LLC, the Staff of the NMPRC, and the New Mexico Attorney General’s Office (the “Parties”) requesting additional time for proceedings in the matter.

On Jan. 10, 2014, a meeting was held with the Parties and the hearing examiner to establish a new schedule. The new key dates established in that meeting are: Staff and intervenor testimony due on or before Feb. 28, hearings before the Hearing Examiner to follow on March 24 to 28. The date for a final decision is yet to be determined. With this schedule, if the process runs the full course, closing will likely occur in the third quarter of 2014.

At the time of the acquisition announcement in May 2013, based on certain schedule assumptions, TECO Energy had indicated that with a closing in the first quarter of 2014, it expected the transaction to be accretive to earnings in the first full year post-closing in 2015. With the new projected schedule and less time to achieve full integration in 2014, the transaction is now expected to begin to be accretive to earnings twelve months after closing.

Non-GAAP Presentation

Management believes it is helpful to present a non-GAAP measure of performance that reflects the ongoing operations of TECO Energy’s businesses and that allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Management and the board of directors use non-GAAP measures as a tool for measuring the company’s performance, for making decisions that are dependent upon the profitability of the company’s various operating units, and for determining levels of incentive compensation.

The non-GAAP measures of financial performance used by the company are not measures of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

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The Results Reconciliation table below presents non-GAAP financial results after eliminating the effects of identified charges and gains. This provides investors additional information to assess the company’s results and future earnings potential.

Results Reconciliation

(millions)	3 months ended Dec. 31		12 months ended Dec. 31
	2013	2012	2013	2012
GAAP net income attributable to TECO Energy	$42.0	$45.1	$197.7	$212.7
Discontinued operations	(0.1)	(0.5)	(0.1)	(33.3)

Net income from continuing operations	42.1	45.6	197.8	246.0
Add costs associated with the acquisition of NMGC	2.3	—	6.2	—

Non-GAAP results	$44.4	$45.6	$204.0	$246.0

(1)	A non-GAAP financial measure is a numerical measure that includes or excludes amounts, or is subject to adjustments that have the effect of including or excluding amounts, from the most directly comparable GAAP measure.

Webcast

As previously announced, TECO Energy will host a webcast with the investment community to discuss its quarterly results and 2014 outlook at 10:00 am Eastern time, Thursday, Jan. 30, 2014. The webcast will be accessible through a link on TECO Energy’s website: www.tecoenergy.com. The webcast and accompanying slides will be available for replay for 30 days through the website, beginning approximately two hours after the conclusion of the live event.

TECO Energy, Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Its other major subsidiary, TECO Coal, owns and operates coal production facilities in Kentucky and Virginia.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: regulatory actions by federal, state or local authorities, including the required approval by the New Mexico Public Regulation Commission for the acquisition of NMGC; the risk that the transaction to acquire NMGC may be delayed or not be consummated; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the ability to access the capital and credit markets when required, including the permanent financing for the acquisition of NMGC; general economic conditions affecting energy sales at the utility companies; economic conditions, both national and international, affecting the Florida economy and demand for TECO Coal’s production; costs for alternate fuels used for power generation affecting demand for TECO Coal’s thermal coal production; operating costs and environmental or safety regulations affecting production levels and margins at TECO Coal; weak demand and market pricing conditions affecting the value of TECO Coal’s facilities and coal reserves; weather variations and customer energy usage

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patterns affecting sales and operating costs at the utilities and the effect of weather conditions on energy consumption; the effect of extreme weather conditions or hurricanes; general operating conditions; input commodity prices affecting cost at all of the operating companies; natural gas demand at the utilities; and the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2012, and as updated in subsequent filings with the Securities and Exchange Commission.

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
(millions except per share amounts)	2013	2012	2013	2012
Revenues	$688.4	$688.4	$2,851.3	$2,996.6

Net income from continuing operations	$42.1	$45.6	$197.8	$246.0
Net income from discontinued operations attributable to TECO Energy	(0.1)	(0.5)	(0.1)	(33.3)

Net income attributable to TECO Energy	$42.0	$45.1	$197.7	$212.7

Earnings per share from continuing operations – basic	$0.20	$0.21	$0.92	$1.14
Earnings per share from discontinued operations attributable to TECO Energy – basic	—	—	—	(0.15)

Total earnings per share attributable to TECO Energy – basic	$0.20	$0.21	$0.92	$0.99

Total earnings per share – diluted	$0.20	$0.21	$0.92	$0.99
Average common shares outstanding – basic	215.2	214.5	215.0	214.3
Average common shares outstanding – diluted	215.7	215.0	215.5	215.0

Contact:	News Media: Cherie Jacobs – (813) 228-4945
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com

DECEMBER 2013

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission.

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
(millions except share data)	2013	2012	2013	2012

Revenues
Regulated electric and gas	$559.8	$550.6	$2,342.5	$2,377.4
Unregulated	128.6	137.8	508.8	619.2

Total revenues	688.4	688.4	2,851.3	2,996.6

Expenses
Regulated operations & maintenance
Fuel	162.9	160.2	680.2	694.7
Purchased power	13.9	20.1	64.7	105.3
Cost of natural gas sold	25.3	37.2	142.2	155.7
Other	147.0	120.3	524.4	462.5
Operation & maintenance other expense
Mining related costs	105.0	102.4	419.0	461.1
Other	4.2	3.5	12.5	7.9
Depreciation and amortization	78.2	83.7	329.5	330.6
Taxes, other than income	52.3	51.5	215.1	222.3

Total expenses	588.8	578.9	2,387.6	2,440.1

Income from operations	99.6	109.5	463.7	556.5

Other income (expense)
Allowance for other funds used during construction	2.0	1.0	6.3	2.6
Other income	0.7	3.6	3.6	9.4
Loss on debt extinguishment	0.0	(1.2)	0.0	(1.2)

Total other income	2.7	3.4	9.9	10.8

Interest charges
Interest expense	41.4	43.3	170.5	185.0
Allowance for borrowed funds used during construction	(1.1)	(0.6)	(3.6)	(1.5)

Total interest charges	40.3	42.7	166.9	183.5

Income before provision for income taxes	62.0	70.2	306.7	383.8
Provision for income taxes	19.9	24.6	108.9	137.8

Income from continuing operations	42.1	45.6	197.8	246.0
Discontinued operations
Income (loss) from discontinued operations	(0.2)	(2.7)	(0.2)	(10.6)
Provision for income taxes	(0.1)	(2.2)	(0.1)	22.4

Total discontinued operations, net	(0.1)	(0.5)	(0.1)	(33.0)
Less: Income from discontinued operations attributable to noncontrolling interest	0.0	0.0	0.0	0.3

Income (loss) from discontinued operations attributable to TECO Energy, net	(0.1)	(0.5)	(0.1)	(33.3)

Net income attributable to TECO Energy	$42.0	$45.1	$197.7	$212.7

Average common shares outstanding – basic (millions)	215.2	214.5	215.0	214.3
Average common shares outstanding – diluted (millions)	215.7	215.0	215.5	215.0

Earnings per average common share outstanding:
Earnings per share from continuing operations – basic	$0.20	$0.21	$0.92	$1.14
Earnings per share from continuing operations – diluted	$0.20	$0.21	$0.92	$1.14

Earnings per share from discontinued operations – basic	$0.00	$0.00	$0.00	($0.15)
Earnings per share from discontinued operations – diluted	$0.00	$0.00	$0.00	($0.15)

Earnings per share attributable to TECO Energy – basic	$0.20	$0.21	$0.92	$0.99
Earnings per share attributable to TECO Energy – diluted	$0.20	$0.21	$0.92	$0.99

TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

(millions)	Dec. 31, 2013	Dec. 31, 2012

Assets
Current assets
Cash and cash equivalents	$185.2	$200.5
Receivables	287.2	282.7
Inventories at average cost
Fuel	118.7	123.6
Materials and supplies	85.9	82.1
Derivative assets	9.7	0.0
Income tax receivables	1.5	0.4
Deferred income taxes	100.3	63.3
Prepayments and other current assets	34.9	33.9
Regulatory assets	34.3	70.3

Total current assets	857.7	856.8

Property, plant and equipment
Utility plant in service
Electric	6,934.0	6,655.8
Gas	1,308.3	1,228.3
Construction work in progress	386.7	336.1
Other property	448.3	443.8

Property plant and equipment at original cost	9,077.3	8,664.0
Accumulated depreciation	(2,907.2)	(2,695.5)

Total property, plant and equipment, net	6,170.1	5,968.5

Other assets
Regulatory assets	293.1	382.6
Derivative assets	0.3	0.2
Deferred charges and other assets	126.8	126.8

Total other assets	420.2	509.6

Total assets	$7,448.0	$7,334.9

Liabilities and capital
Current liabilities
Long-term debt due within one year Recourse	$83.3	$0.0
Notes payable	84.0	0.0
Accounts payable	$261.7	$232.8
Other current liabilities	19.5	19.9
Customer deposits	164.5	162.9
Derivative liabilities	0.1	14.6
Interest accrued	31.9	33.2
Taxes accrued	34.6	32.1
Regulatory liabilities	85.8	105.6

Total current liabilities	765.4	601.1

Other liabilities
Deferred income taxes	444.0	277.9
Investment tax credits	9.4	9.7
Regulatory liabilities	631.4	631.4
Derivative liabilities	0.2	0.6
Deferred credits and other liabilities	426.1	549.7
Long-term debt, less amount due within one year Recourse	2,837.8	2,972.7

Total other liabilities	4,348.9	4,442.0

Total liabilities	5,114.3	5,043.1
Capital
Common equity	217.3	216.6
Additional paid in capital	1,581.3	1,564.5
Retained earnings	548.3	541.7
Accumulated other comprehensive (loss)	(13.2)	(31.0)

Total capital	2,333.7	2,291.8

Total liabilities and capital	$7,448.0	$7,334.9

Book Value Per Share	$10.74	$10.58

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
(millions)	2013	2012	2013	2012

Cash flows from operating activities
Net income attributable to TECO Energy	$42.0	$45.1	$197.7	$212.7

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	78.2	84.5	329.5	337.7
Deferred income taxes	21.3	21.7	110.4	136.9
Investment tax credits	0.0	0.0	(0.3)	(0.3)
Allowance for other funds used during construction	(2.0)	(1.0)	(6.3)	(2.6)
Non-cash stock compensation	3.3	3.5	13.5	12.0
Loss (gain) on sales of business / assets, pretax	(1.3)	4.0	(1.6)	18.5
Deferred recovery clause	(2.4)	(5.2)	(6.2)	(8.9)
Asset impairment, pretax	0.0	(0.2)	0.0	17.2
Receivables, less allowance for uncollectibles	59.9	85.0	(4.5)	37.7
Inventories	(2.0)	(10.3)	1.1	(2.4)
Prepayments and other current assets	2.0	1.1	(2.2)	(2.0)
Taxes accrued	(42.6)	(46.6)	1.4	12.1
Interest accrued	(23.5)	(29.5)	(1.3)	(5.9)
Accounts payable	25.3	(23.3)	35.9	(1.3)
Other	(5.7)	20.3	(8.5)	(4.7)

	152.5	149.1	658.6	756.7

Cash flows from investing activities
Capital expenditures	(161.5)	(149.9)	(532.4)	(505.1)
Allowance for other funds used during construction	2.0	1.0	6.3	2.6
Net proceeds from sale of business / assets	1.5	187.0	1.9	194.4
Restricted cash	0.0	8.9	0.0	8.9
Other investments	2.4	0.0	2.4	0.0

	(155.6)	47.0	(521.8)	(299.2)

Cash flows from financing activities
Dividends	(47.8)	(47.6)	(191.2)	(190.4)
Proceeds from sale of common stock	(0.7)	0.7	6.7	3.9
Proceeds from long-term debt	0.0	(0.2)	0.0	538.1
Repayment of long-term debt / Purchase in lieu of redemption	0.0	(181.2)	(51.6)	(650.4)
Dividend to noncontrolling interest	0.0	0.0	0.0	(0.3)
Net increase in short-term debt	84.0	0.0	84.0	0.0
Restricted cash	0.0	(1.9)	0.0	(1.9)

	35.5	(230.2)	(152.1)	(301.0)

Net increase (decrease) in cash and cash equivalents	32.4	(34.1)	(15.3)	156.5
Cash and cash equivalents at beginning of period	152.8	234.6	200.5	44.0

Cash and cash equivalents at end of period	$185.2	$200.5	$185.2	$200.5

TECO ENERGY, Inc.

SEGMENT INFORMATION (Unaudited)

(millions)		Tampa Electric	Peoples Gas	TECO Coal	TECO Guatemala	Other & Eliminations	TECO Energy
Three months ended Dec. 31,
2013	Revenues – outsiders	$473.0	$86.4	$126.2	$—	$2.8	$688.4
	Sales to affiliates	0.2	—	—	—	(0.2)	—

	Total revenues	473.2	86.4	126.2	—	2.6	688.4
	Depreciation and amortization	56.8	11.9	9.2	—	0.3	78.2
	Total interest charges (2)	22.3	3.4	0.5	—	14.1	40.3
	Allocated interest expense (2)	—	—	1.6	—	(1.6)	—
	Provision (Benefit) for income taxes	22.9	4.8	(1.4)	—	(6.4)	19.9
	Income from continuing operations	39.8	7.6	6.7	—	(12.0)	42.1
	Discontinued operations attributable to TECO Energy, net of tax (3)	—	—	—	—	(0.1)	(0.1)
	Net income (loss) attributable to TECO Energy (1)	$39.8	$7.6	$6.7	$—	$(12.1)	$42.0

2012	Revenues – outsiders	$452.9	$97.7	$134.8	$—	$3.0	$688.4
	Sales to affiliates	(0.2)	1.0	—	—	(0.8)	—

	Total revenues	452.7	98.7	134.8	—	2.2	688.4
	Depreciation and amortization	60.4	12.9	10.0	—	0.4	83.7
	Total interest charges (2)	23.6	3.4	1.6	—	14.1	42.7
	Allocated interest expense (2)	—	—	1.6	—	(1.6)	—
	Provision (Benefit) for income taxes	23.7	4.5	2.5	—	(6.1)	24.6
	Income from continuing operations	36.2	7.1	10.8	—	(8.5)	45.6
	Discontinued operations attributable to TECO Energy, net of tax (3)	—	—	—	(0.7)	0.2	(0.5)
	Net income (loss) attributable to TECO Energy (1)	$36.2	$7.1	$10.8	$(0.7)	$(8.3)	$45.1

Twelve months ended Dec. 31,
2013	Revenues – outsiders	$1,949.6	$392.7	$496.2	$—	$12.8	$2,851.3
	Sales to affiliates	0.9	0.8	—	—	(1.7)	—

	Total revenues	1,950.5	393.5	496.2	—	11.1	2,851.3
	Depreciation and amortization	238.8	51.5	37.7	—	1.5	329.5
	Total interest charges (2)	91.8	13.5	5.5	—	56.1	166.9
	Allocated interest expense (2)	—	—	6.4	—	(6.4)	—
	Provision (Benefit) for income taxes	116.9	21.9	(3.6)	—	(26.3)	108.9
	Income from continuing operations	190.9	34.7	9.0	—	(36.8)	197.8
	Discontinued operations attributable to TECO Energy, net of tax (3)	—	—	—	—	(0.1)	(0.1)
	Net income (loss) attributable to TECO Energy (1)	$190.9	$34.7	$9.0	$—	$(36.9)	$197.7

2012	Revenues – outsiders	$1,980.7	$396.6	$608.9	$—	$10.4	$2,996.6
	Sales to affiliates	0.6	2.3	—	—	(2.9)	—

	Total revenues	1,981.3	398.9	608.9	—	7.5	2,996.6
	Depreciation and amortization	237.6	50.6	41.0	—	1.4	330.6
	Total interest charges (2)	109.8	16.0	7.1	—	50.6	183.5
	Allocated interest expense (2)	—	—	6.8	—	(6.8)	—
	Provision (Benefit) for income taxes	120.2	21.5	15.7	—	(19.6)	137.8
	Income from continuing operations	193.1	34.1	50.2	—	(31.4)	246.0
	Discontinued operations attributable to TECO Energy, net of tax (3)	—	—	—	(29.3)	(4.0)	(33.3)
	Net income (loss) attributable to TECO Energy (1)	$193.1	$34.1	$50.2	$(29.3)	$(35.4)	$212.7

(1)	Results are based on GAAP net income. For a complete reconciliation between GAAP and non-GAAP items, see Results Reconciliation in Earnings Release.
(2)	Segment net income is reported on a basis that includes internally allocated financing costs. Internally allocated costs were at pretax rates of 6.00% for 2013 and 2012. Rates were based on the average of each subsidiary’s equity and indebtedness to TECO Energy assuming a 50/50 debt/equity capital structure. Internally allocated interest charges are a component of total interest charges.
(3)	All periods have been adjusted to reflect the reclassification of results from operations to discontinued operations for TECO Guatemala and certain charges at Parent that directly relate to TECO Guatemala.

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	Operating Revenues *			Sales — Kilowatt-hours *
Three Months Ended Dec. 31,	2013	2012	Percent Change	2013	2012	Percent Change

Residential	$227,533	$211,398	7.6	2,007,976	1,848,679	8.6
Commercial	146,416	145,227	0.8	1,521,367	1,454,981	4.6
Industrial – Phosphate	18,229	19,263	(5.4)	228,238	232,103	(1.7)
Industrial – Other	25,355	24,394	3.9	283,856	260,153	9.1
Other sales of electricity	45,507	46,086	(1.3)	466,043	456,490	2.1

	463,040	446,368	3.7	4,507,480	4,252,406	6.0

Deferred and other revenues	(6,923)	(13,786)	49.8	—	—	—
Provision for Revenue Stipulation	—	—	—	—	—	—
Sales for resale	2,038	3,315	(38.5)	51,987	50,377	3.2
Other operating revenue	15,076	16,906	(10.8)	—	—	—
SO2 Allowance Sales	—	—	—	—	—	—
NOx Allowance Sales	—	—	—	—	—	—

	$473,231	$452,803	4.5	4,559,467	4,302,783	6.0

Average customers	698,826	686,633	1.8	—	—	—

Retail Net Energy For Load				4,469,299	4,308,231	3.7

Total Degree Days				777	658	18.1

	Operating Revenues *			Sales — Kilowatt-hours *
Twelve Months Ended Dec. 31,	2013	2012	Percent Change	2013	2012	Percent Change

Residential	$936,833	$958,955	(2.3)	8,469,567	8,395,166	0.9
Commercial	581,205	612,282	(5.1)	6,089,719	6,185,012	(1.5)
Industrial – Phosphate	71,895	75,686	(5.0)	895,363	913,071	(1.9)
Industrial – Other	100,339	101,209	(0.9)	1,131,450	1,088,367	4.0
Other sales of electricity	177,385	184,053	(3.6)	1,831,563	1,826,964	0.3

	1,867,657	1,932,185	(3.3)	18,417,662	18,408,580	—

Deferred and other revenues	12,125	(26,641)	145.5	—	—	—
Provision for Revenue Stipulation	—	—	—	—	—	—
Sales for resale	8,492	16,210	(47.6)	222,265	267,061	(16.8)
Other operating revenue	62,219	59,625	4.4	—	—	—
SO2 Allowance Sales	—	1	(100.0)	—	—	—
NOx Allowance Sales	—	—	—	—	—	—

	$1,950,493	$1,981,380	(1.6)	18,639,927	18,675,641	(0.2)

Average customers	694,735	684,236	1.5	—	—	—

Retail Net Energy For Load				19,177,842	19,254,552	(0.4)

Total Degree Days				4,160	4,190	(0.7)

*	in thousands

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues *			Therms *
Three Months Ended Dec. 31,	2013	2012	Percent Change	2013	2012	Percent Change

By Customer Segment:
Residential	$31,271	$31,931	(2.1)	17,519	18,835	(7.0)
Commercial	32,165	33,536	(4.1)	107,823	107,788	—
Industrial	3,527	3,362	4.9	68,961	68,487	0.7
Off System Sales	5,416	15,551	(65.2)	13,610	40,720	(66.6)
Power generation	1,954	2,751	(29.0)	169,777	182,906	(7.2)
Other revenues	9,972	9,294	7.3	—	—	—

	$84,305	$96,425	(12.6)	377,690	418,736	(9.8)

By Sales Type:
System supply	$46,328	$59,444	(22.1)	38,434	69,209	(44.5)
Transportation	28,004	27,687	1.1	339,256	349,527	(2.9)
Other revenues	9,973	9,294	7.3	—	—	—

	$84,305	$96,425	(12.6)	377,690	418,736	(9.8)

Average customers	347,932	343,761	1.2	—	—	—

	Operating Revenues *			Therms *
Twelve Months Ended Dec. 31,	2013	2012	Percent Change	2013	2012	Percent Change

By Customer Segment:
Residential	$128,148	$125,355	2.2	74,370	70,811	5.0
Commercial	133,439	134,146	(0.5)	438,150	421,452	4.0
Industrial	13,432	10,331	30.0	272,010	237,338	14.6
Off System Sales	56,660	73,675	(23.1)	143,068	223,964	(36.1)
Power generation	9,885	12,395	(20.3)	744,360	913,462	(18.5)
Other revenues	42,166	34,868	20.9	—	—	—

	$383,730	$390,770	(1.8)	1,671,958	1,867,027	(10.4)

By Sales Type:
System supply	$226,808	$247,361	(8.3)	249,482	334,268	(25.4)
Transportation	114,756	108,541	5.7	1,422,476	1,532,759	(7.2)
Other revenues	42,166	34,868	20.9	—	—	—

	$383,730	$390,770	(1.8)	1,671,958	1,867,027	(10.4)

Average customers	347,367	342,907	1.3	—	—	—

*	in thousands